UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM 8-K
                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported) August 28, 2007
                                                         ----------------

                              SENSE HOLDINGS, INC.
             (Exact name of registrant as specified in its charter)

    Florida                        333-87293               82-0326560
----------------------------   ------------------    --------------------------
(State or other jurisdiction       (Commission             (IRS Employer
  of incorporation)                File Number)          identification No.)

                  10871 NW 52nd Street, Sunrise, Florida 33351
                  --------------------------------------------
               (Address of principal executive offices) (Zip Code)

        Registrant's telephone number, including area code (964) 726-1422


          (Former name or former address, if changed since last report)


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

  [ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

  [ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

  [ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

  [ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01         Entry Into a Material Definitive Agreement.

Item 3.02         Unregistered Sales of Equity Securities.

         On August 28, 2007, the Company completed the initial private placement to accredited investors of $2,083,500 in units of its securities consisting of 34,725,00 shares of common stock at a purchase price of $.06 per share and common stock purchase warrants to purchase 34,725,00 shares of common stock. The warrants are exercisable at $.12 per share and are for a term of five years, with one half of each purchaser's purchase warrants being callable if the Closing Price of the Common Stock is equal to or above U.S. $.18, as adjusted, for any ten (10) Trading Days out of any thirty (30) consecutive Trading Day period.

         The purchasers of the units are certain accredited institutional and individual investors. The exercise of the warrants is subject to a 4.99% cap on the beneficial ownership that each purchaser may have at any point in time while the securities are outstanding. The net proceeds from the transaction will be used for working capital purposes.

         The Company has agreed to file a registration statement covering the shares of common stock underlying the securities issued. In the event the registration statement is not filed within 60 days of the closing and declared effective not later than 180 days following the closing date, the Company is required to pay liquidated damages in an amount equal to 2% for each 30 days (or such lesser pro rata amount for any period of less than 30 days) of the purchase price of the outstanding shares, but not to exceed in the aggregate 12% of the aggregate purchase price. The transaction documents also provide for the payment of liquidated damages to the investors in certain events, including the Company's failure to maintain an effective registration statement covering the resale of the common shares issued or issuable upon exercise of the warrants.

         The securities are subject to anti-dilution protections afforded to the purchasers. In the event the Company were to issue any shares of common stock or securities convertible into or exercisable for shares of common stock to any third party purchaser at a price per share of common stock or exercise price per share which is less than the per share purchase price of the shares of common stock in this offering, or less than the exercise price per warrant share, respectively, without the consent of the subscribers then holding securities issued in this offering, the purchaser is given the right to apply the lowest such price to the purchase price of shares purchased and still held by the purchaser and to shares issued upon exercise of the warrants and still held by the purchaser (which will result in the issuance of additional shares to the purchaser) and to the exercise price of any unexercised warrants. In addition, until eight (8) months after the Effective Date of the Registration Statement, purchasers will have certain rights of first refusal with respect to subsequent offers, if any, by the Company for the sale of its securities or debt obligations. The anti-dilution provisions and the right of first refusal do not apply with respect to certain limited exceptions, including strategic license agreements, mergers and similar acquisitions and certain option programs.

         Each of the investors is an accredited investor within the meaning of Rule 501 of Regulation D under the Securities Act of 1933. The investors were provided access to business and financial data about the Company and had knowledge and experience in business and financial matters so as to be able to evaluate the risks and merits of an investment in the Company. No general solicitation or advertising was deployed in connection with the transactions. Accordingly, the issuance of the securities was exempt from registration under the Securities Act of 1933 by reason of Section 4(2) of that Act and Regulation D thereunder as a transaction by an issuer not involving a public offering.

         The Company paid due diligence fees to certain investors or their advisors; such fees consisted of an aggregate of $208,350 in cash and warrants to purchase 3,128,750 shares of common stock on the same terms as the investor warrants referred to above.

Item 9.01         Financial Statements and Exhibits.

         (d)      Exhibits


        10.1      Form of Subscription Agreement
         4.1      Form of Common Stock Purchase Warrants



                                             SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                     SENSE HOLDINGS, INC.




Date:  August 31, 2007                      By:  /s/  Dore Scott Perler
                                            -----------------------------------
                                            Chief Executive Officer